optionsXpress Announces First Quarter 2008 Results

CHICAGO, IL, April 22, 2008 – optionsXpress Holdings, Inc. (NasdaqGS: OXPS) today reported results for the three months ended March 31, 2008. Highlights from the first quarter of 2008 included:

•	Revenues of $60.8 million, an 11% increase year-over-year

•	Net income of $23.8 million, or $0.38 per diluted share

•	Daily average revenue trades (DARTs) of 38,000, a 24% increase year-over-year

•	Net new account growth of 14,700 during the quarter, resulting in 277,100 customer accounts, a 24% increase year-over-year

•	Industry-leading 62% pre-tax margins

•	$5.4 billion in customer assets on March 31, 2008, a 9% increase year-over-year

“We are pleased with optionsXpress’ performance during a very challenging quarter for the financial markets as a whole. Our customers showed a lot of resilience in the face of both declining and volatile markets and, as a result, customer activity levels held up well,” said David Fisher, Chief Executive Officer of optionsXpress. “Even more encouraging, we had our best new account quarter in almost two years and new asset growth from both new and existing customers was strong, laying the foundation for future growth.”

For the first quarter, DARTs were 38,000, up 24% from 30,700 in the first quarter of 2007, and down 8% from record DARTs of 41,500 in the fourth quarter of 2007. Trades per account on an annualized basis were 34, down slightly from 35 in the first quarter of 2007, and 41 in the fourth quarter of 2007. Net revenues increased 11% over the first quarter of 2007 and decreased 12% from the fourth quarter of 2007. Resulting net income was $23.8 million, or $0.38 per share on a diluted basis, a 12% increase from $21.3 million in the first quarter of 2007.

“Even with headwinds from lower interest rates and difficult equity markets, both net revenues and net income were still up over 10% year-over-year,” said Adam DeWitt, Chief Financial Officer of optionsXpress. “While we increased our investment in advertising our pre-tax margins remained over 60%, further evidencing the ability of our model to perform at a high level in many different market environments.”

During the quarter, optionsXpress announced a dividend of $0.08 per share, a 28% increase from the fourth quarter dividend. The total amount of the dividend was approximately $4.9 million and was paid to shareholders on March 28, 2008.

Outlook
Mr. Fisher concluded, “We remain very optimistic about the future at optionsXpress. Our consistent growth in accounts and assets leaves us well-positioned to take advantage of the secular growth in the options and futures industry as market conditions improve. We believe our culture of persistent innovation and commitment to unsurpassed customer service will continue to result in sustained customer and asset growth in the future.”

Conference Call
A conference call will be broadcast live on Tuesday, April 22, 2008, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) in the Investor Relations section of optionsXpress’ website at http://www.optionsxpress.com/investor. An online replay will be available approximately two hours after the call and can be accessed in the Investor Relations’ Calendar of Events portion of the website.

About optionsXpress Holdings, Inc.
optionsXpress Holdings, Inc., a pioneer in equity options and futures trading, offers an innovative suite of online brokerage services for investor education, strategy evaluation and trade execution. optionsXpress Holdings subsidiaries include optionsXpress, Inc., a retail online brokerage specializing in options and futures, and brokersXpress, LLC, an online trading and reporting platform for independent investment professionals. Barron’s named optionsXpress the number one online broker for four years in a row (2003 to 2006) and Kiplinger’s Personal Finance named it the top discount broker in 2006.

More information can be found in the Investor Relations section of optionsXpress’ website at http://www.optionsxpress.com/investor.

Safe Harbor
This press release may contain forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks. We urge you to carefully consider these risks in evaluating the information in this press release, including risks related to general economic conditions, regulatory developments, the competitive landscape, the volume of securities trading generally or by our customers specifically and other risks described in our filings with the Securities and Exchange Commission. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. The forward-looking statements made in this press release relate only to events as of the date of this release. We undertake no ongoing obligation to update these statements.

FOR FURTHER INFORMATION:
Investor Inquiries:	Media Inquiries:
Victoria Paris Ashton Partners (312) 553-6715	Josh Inglis Strategics, Inc. (312) 346-2007

optionsXpress Holdings, Inc.
Consolidated Statements of Operations
In thousands, except per share data
(Unaudited)

	Three Months Ended		Change
	3/31/2008	3/31/2007	$	%
Revenues:
Commissions	$38,929	$33,756	$5,173	15%
Interest revenue and fees	14,373	14,135	238	2%
Interest expense	(784)	(1,576)	792	(50%)

Net interest revenue and fees	13,589	12,559	1,030	8%
Other brokerage related revenue	7,478	8,090	(612)	(8%)
Other income	769	323	446	138%

Net revenues	$60,765	$54,728	$6,037	11%

Expenses:
Compensation and benefits	6,659	6,201	458	7%
Brokerage, clearing and other related expenses	5,018	4,830	188	4%
Advertising	4,874	3,561	1,313	37%
Quotation services	1,907	1,714	193	11%
Depreciation and amortization	1,678	1,266	412	33%
Technology and telecommunications	906	848	58	7%
Other	2,224	1,524	700	46%

Total expenses	$23,266	$19,944	$3,322	17%

Income before income taxes	37,499	34,784	2,715	8%
Income taxes	13,710	13,503	207	2%

Net income	$23,789	$21,281	$2,508	12%

Basic earnings per share	$0.38	$0.34	$0.04	12%
Diluted earnings per share	$0.38	$0.34	$0.04	12%
Weighted average shares	62,581	62,780	(199)	0%
outstanding — basic
Weighted average shares	62,769	62,985	(216)	0%
outstanding — diluted

optionsXpress Holdings, Inc.
Consolidated Balance Sheets
In thousands
(Unaudited)

	Period Ended		Change
	3/31/2008	12/31/2007	$	%
Assets:
Cash and cash equivalents	$67,646	$70,492	($2,846)	(4%)
Investments and securities	107,575	158,175	(50,600)	(32%)
Cash and Investments segregated	518,031	599,059	(81,028)	(14%)
in compliance with federal regulations
Receivables from brokerage customers, net	203,079	207,417	(4,338)	(2%)
Receivables from brokers, dealers and	16,173	37,044	(20,871)	(56%)
clearing organizations
Deposits with clearing organizations	24,298	28,334	(4,036)	(14%)
Fixed assets, net	13,131	12,878	253	2%
Goodwill	29,022	28,616	406	1%
Other intangible assets, net	3,675	3,900	(225)	(6%)
Other assets	17,263	9,596	7,667	80%

Total assets	$999,893	$1,155,511	($155,618)	(13%)

Liabilities and stockholders’ equity:
Liabilities
Payables to brokerage customers	$718,488	$851,130	($132,642)	(16%)
Payables to brokers, dealers and clearing	9,679	8,002	1,677	21%
organizations
Accounts payable and accrued liabilities	18,905	15,734	3,171	20%
Current and deferred income taxes	12,647	2,937	9,710	331%

Total liabilities	759,719	877,803	(118,084)	(13%)
Stockholders’ equity	240,174	277,708	(37,534)	(14%)

Total liabilities and stockholders'
equity	$999,893	$1,155,511	($155,618)	(13%)

optionsXpress Holdings, Inc.
Statistical Operating Data

	Three Months Ended		Change
	3/31/2008	3/31/2007	$ or #	%
Number of customer accounts	277,100	223,800	53,300	24%
(at period end)(1)
Daily average revenue trades (‘‘DARTs’’)(2)	38,000	30,700	7,300	24%
Customer trades per account (3)	34	35	(1)	(3%)
Average commission per trade	$16.81	$18.02	($1.21)	(7%)
Option trades as a % of total trades	65%	66%	(1%)
Advertising expense per net new	$332	$349	($17)	(5%)
customer account (4)
Total client assets (000s)	$5,428,964	$4,993,358	$435,606	9%
Client margin balances (000s)	$197,760	$134,902	$62,858	47%

(1) Customer accounts are open, numbered accounts.
(2) DARTs are total revenue-generating trades for a period divided by the number of trading days in that period.
(3) Customer trades per account are total trades divided by the average number of total customer accounts during the period. Customer trades are annualized.
(4) Calculated based on total net new customer accounts opened during the period.